Exhibit 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis, MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Third Quarter and Nine-Month Results

Minneapolis, MN—November 5, 2012—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance retailing and recycling services, today reported sales and operating results for the third quarter and nine months ended September 29, 2012.
Total revenues decreased 19% to $29.0 million, versus of $35.9 million for the third quarter of 2011. The Company also reported a consolidated operating loss of $0.7 million versus consolidated operating income of $2.9 million in the third quarter of 2011. Overall, the Company reported a consolidated net loss of $1.1 million, or $0.19 per diluted share, compared with a consolidated net income of $1.8 million, or $0.30 per diluted share, in the third quarter of 2011.
Despite extremely strong ApplianceSmart sales over Labor Day weekend, total retail store revenues decreased 8% to $17.3 million for the third quarter of 2012, compared with $18.7 million in the third quarter of 2011. These results are reflective of a dramatic slowdown in customer traffic beginning immediately after Labor Day that plagued appliance retailers nationwide. The Company's retail stores generated an operating loss of $1.0 million, a $1.2 million decline compared with the third quarter of 2011, primarily related to lower sales and profit margins. However, ApplianceSmart sales began to rebound in early October and continued to improve throughout the month.
Inventory increased to $20.5 million through the first nine months of 2012 by taking advantage of opportunity buys from major manufacturers. As a result, the Company is now well-positioned to meet the needs of ApplianceSmart customers during the holiday season while lowering its inventory to improve the Company's cash position and borrowings under its line of credit.
Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, decreased to $7.0 million in the third quarter of 2012 from $11.4 million in the same period of 2011. The Company experienced a 32% reduction in energy-efficiency program volumes compared to the third quarter of 2011, due in part to a single utility initiative in the summer of 2011 that was not repeated this year. This decrease in replacement program volume combined with lower overall recycling volumes resulted in a $2.6 million decline in operating profit compared with the third quarter of 2011.
ARCA Advanced Processing, LLC (AAP) joint venture revenues declined 3% to $3.0 million compared with the third quarter of 2011; AAP's operating loss amounted to $71,000, due primarily to lower commodity prices in the third quarter and the accumulation of CFCs (chlorofluorocarbons) to be sold in the future. AAP's processes are continually being refined and improved, and the ongoing investments made in building a more efficient infrastructure position AAP to support market-based solutions to meet the challenges of responsibly managing appliances at end of life.

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Byproduct revenues decreased to $4.7 million compared with $5.8 million in the third quarter of 2011. The decrease was a direct result of the reduced recycling volumes cited earlier coupled with a 21% decrease in scrap metal prices.
During the third quarter of the prior fiscal year, the Company also generated $228,000 in carbon offset revenues by electing to destroy CFC refrigerants. Arguments will be heard in a California Superior Court on December 7, 2012 in a lawsuit that seeks to eliminate carbon offsets. This has created uncertainty in the marketplace for carbon instruments. In the meantime, the Company has continued to add and store recovered CFC refrigerants and is pursuing options to reclaim these refrigerants for future reuse in the HVAC/refrigeration industry.
Overall gross profit as a percentage of total revenues declined to 23% for the third quarter of 2012. The decline in overall gross profit percentage was primarily the result of a shift in retail product sales, higher product costs from manufacturers and lower volumes in the Company's energy-efficiency programs.
“Despite a difficult quarter, I am optimistic about our strategic direction,” said Edward (Jack) Cameron, president and chief executive officer of ARCA, Inc. “Our unique business model leverages synergies between retail sales and recycling activity throughout an appliance's life cycle, and our portfolio of products and services positions us well to capitalize on long-term conservation trends across the U.S. To that end, we recently engaged a consulting firm to assist our management team in refining and expediting the tactical implementation of our long-term strategy.
“Although we're experiencing the same market uncertainty as other industry players,” continued Cameron, “we're encouraged by the 11% increase in scrap metal prices after quarter end in AAP's market combined with recent reports of improved housing-market activity and its potential impact on new appliance sales and subsequent recycling levels.”
For the nine months ended September 29, 2012, total revenues decreased 11% to $87.7 million, compared with revenues of $98.7 million for the same period in the prior fiscal year. Overall, the Company reported a consolidated net loss of $1.8 million, or $0.32 per diluted share, compared with a consolidated net income of $4.5 million, or $0.77 per diluted share, in the first nine months of 2011.
Liquidity and Capital Resources
Cash and cash equivalents as of September 29, 2012 were $2.8 million compared with $4.4 million as of December 31, 2011. As of September 29, 2012, the Company had $1.7 million of available borrowings under its revolving line of credit compared with $3.5 million as of December 31, 2011. Net working capital of $7.5 million decreased $3.9 million as of September 29, 2012 compared with $11.4 million as of December 31, 2011. The decline was primarily the result of carrying more appliance inventory and reclassifying $1.8 million of long-term debt to current liabilities.
As a result of ARCA's third quarter financial performance and continued investment in AAP, as of September 29, 2012 the Company was out of compliance with covenants under its credit agreement with PNC Bank, National Association (PNC) relating to its minimum fixed charge coverage ratio and scheduled reductions in the outstanding balance of loans to AAP. The Company has made all required payments of principal and interest in a timely manner under the credit agreement; however, on October 23, 2012, the Company received a letter from PNC notifying it of the failure to comply with the AAP loan balance covenant and that PNC was not waiving the default. The Company is currently engaged in discussions with PNC regarding the Company's plans for regaining compliance with such covenants.

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Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, November 6, 2012, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-403-7802. A replay of the conference call will be available on the Company's website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.
About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world's leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for over 200 utilities in the U.S. and Canada. Twenty company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

September 29, 2012		December 31, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,777	$4,401
Accounts receivable, net of allowance of $7 and $18, respectively	7,305	7,445
Inventories, net of reserves of $162 and $85, respectively	20,516	18,456
Other current assets	2,157	1,420
Deferred tax assets	173	173
Total current assets	32,928	31,895
Property and equipment, net	12,469	12,535
Goodwill	1,120	1,120
Other assets	1,062	1,232
Deferred income taxes	28	27
Total assets (a)	$47,607	$46,809

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,335	$4,323
Accrued expenses	4,868	4,453
Line of credit	12,457	10,685
Current maturities of long-term obligations	2,800	989
Total current liabilities	25,460	20,450

Long-term obligations, less current maturities	4,754	7,251
Deferred gain, net of current portion	487	853
Deferred income tax liabilities	988	875
Total liabilities (a)	31,689	29,429

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,556 shares and 5,527 shares, respectively	20,554	20,338
Accumulated deficit	(6,586)	(4,797)
Accumulated other comprehensive loss	(252)	(361)
Total shareholders' equity	13,716	15,180
Noncontrolling interest	2,202	2,200
	15,918	17,380
Total liabilities and shareholders' equity	$47,607	$46,809

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $11,188 and $11,771 as of September 29, 2012 and December 31, 2011, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,682 and $2,186 as of September 29, 2012 and December 31, 2011, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Revenues:
Retail	$17,286	$18,745	$56,006	$56,349
Recycling	7,025	11,350	18,435	26,700
Byproduct	4,665	5,762	13,309	15,265
Total revenues	28,976	35,857	87,750	98,674

Costs of revenues	22,253	25,766	65,844	69,947
Gross profit	6,723	10,091	21,906	28,727
Selling, general and administrative expenses	7,457	7,163	22,749	22,018
Operating income (loss)	(734)	2,928	(843)	6,709

Other expense:
Interest expense, net	(299)	(278)	(832)	(880)
Other expense, net	(13)	56	(22)	(18)
Income (loss) before income taxes and noncontrolling interest	(1,046)	2,706	(1,697)	5,811
Provision for (benefit of) income taxes	113	1,000	90	1,292
Net income (loss)	(1,159)	1,706	(1,787)	4,519
Net loss (income) attributable to noncontrolling interest	77	50	(2)	(61)
Net income (loss) attributable to controlling interest	$(1,082)	$1,756	$(1,789)	$4,458

Income (loss) per common share:
Basic	$(0.19)	$0.32	$(0.32)	$0.81
Diluted	$(0.19)	$0.30	$(0.32)	$0.77

Weighted average common shares outstanding:
Basic	5,556	5,493	5,549	5,493
Diluted	5,556	5,821	5,549	5,809

Net income (loss)	$(1,159)	$1,706	$(1,787)	$4,519
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	120	(225)	109	(140)
Total other comprehensive income (loss), net of tax	120	(225)	109	(140)
Comprehensive income (loss)	(1,039)	1,481	(1,678)	4,379
Comprehensive loss (income) attributable to noncontrolling interest	77	50	(2)	(61)
Comprehensive income (loss) attributable to controlling interest	$(962)	$1,531	$(1,680)	$4,318

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